THIS DEBT SETTLEMENT AGREEMENT is dated for reference the ~~26th~~ 1st day of ~~February~~ March 2008.

BETWEEN:

CONFEDERATED CAPITAL CORPORATION

(hereinafter called the "Creditor")

OF THE FIRST PART

AND:

CANAM URANIUM CORP.., a company duly incorporated pursuant to the laws of the State of Nevada, USA and having an office and place of business at Crown Plaza Building , 114 W. Magnolia Street, Suite 424, Bellingham, WA 98225, United States

(hereinafter called the "Debtor")

OF THE SECOND PART

WHEREAS:

A. The Debtor is indebted to the Creditor under two loans in the total amount of US$200,000.00 of Principal and the sum of $110,000.00 in interest as of the date of this Agreement;

B. The Creditor has agreed to discharge US$200,000.00 of the liability to the Debtor for the sale of ~~three~~ two mineral dispositions in the Wheeler Beckett claim group, (S-110178, S-110177 ~~and S-110176~~) currently controlled by and registered to the Debtor (the "Claims").

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and in consideration of the premises and the mutual covenants and agreements herein contained, the parties mutually agree each with the other as follows:

1. The Creditor hereby agrees to accept from the Debtor, the Claim in full satisfaction of US$200,000 of the Loan Amount due and owing to the Creditor.

2. The Creditor hereby agrees that upon registration of the Claims in the name of the Creditor, the Creditor releases and forever discharges the Debtor, its successors and assigns from all matters of actions, suits, debts, dues, accounts, bonds, contracts, claims and demands whatsoever which against the Debtor it ever had, now has, or which its successors or assigns or any of them hereafter may have by reason of the Debtor's indebtedness to the Creditor, save and except for the balance of US $110,000 in interest which shall remain due and owing as an active and outstanding debt of the Debtor. The Debt covenants and agrees to pay interest on the balance of US $110,000.00 at the rate of eight (8%) per annum and to pay the balance of US $110,000.00 plus accrued interest on or before September 1, 2008. If payment is not made on or before September 1, 2008 a penalty of US$50,000.00 shall be paid by the Debtor to the Creditor. To evidence this loan a formal loan agreement shall be executed between the parties within ten (10) days after the Claims being transferred to the Creditor.

3. The Debtor hereby agrees, without delay to seek, and to do everything possible to obtain board approval for the sale of the Claims to the Creditor.

4. This Agreement is subject to the board approval referred to in paragraph 3 being obtained and the Claims being registered to the Creditor on or before April 15, 2008 (the "Drop Dead Date"). In the

event the approval is not obtained and the Claims registered to the Creditor on or before the Drop Dead Date, this Agreement will be considered null and void and have no force or effect.

5. The Creditor acknowledges that there are no representations or warranties given by the Debtor or its Directors or Officers concerning the future value of the Claims.

6. The Creditor acknowledges that the Claims are subject to a 2.5% NSR, payable to Northwind Resources Ltd. of Saskatchewan, Canada, of which 2% can be repurchased by the Debtor for $1,000,000.

7. The Debtor warrants and represents that the claims are free and clear of any and all encumbrances, liens and financial charges and confirms that the Creditor has clear title to the Claims. In the event that there encumbrances, liens or financial charges against the title to the Claims, the Debtor covenants and agrees to immediately discharge them and to indemnify and save harmless the Creditor from and against any and all indebtedness relating to the Claims.

8. The parties hereto agree to execute all further documents and assurances as may be necessary to give effect to the intent expressed herein.

9. It is agreed that this written instrument embodies the entire agreement of the parties to this Agreement with regard to the matters dealt with in this Agreement, and that no understandings or agreements, verbal or otherwise, exist between the parties except as herein expressly set out.

10. Time shall be of the essence of this Agreement.

11. This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

12. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Attached as Schedule A is a map indicating the Claims and mineral dispositions and their locations which forms part of this agreement.

IN WITNESS WHEREOF the parties hereto have hereby set their hands and seals the day and year first aforesaid.

Confederated Capital Corp.

____

Signature of Creditor/Authorized Signatory

CanAm Uranium Corp.

Per: ______________________________

Authorized Signatory

SCHEDULE A

Attached to and forming part of the Debt Settlement Agreement between CanAm Uranium Corp. and ~~Consolidated~~ Capital Corporation, dated ~~February~~ 26, 2008.

Confederation (Initial) 3 + 4


Geological Atlas of Saskatchewan
Initial
5
Mineral Dispositions is now the Active Layer